February 25, 2019

Mr. William Hayes
Ms. Mary Fogarty
Local Link Wellness
369 Montauk Hwy – Suite C
East Moriches NY
11940

**RE: Letter of Intent by Ethema Health Corporation and/or its assigns ("Ethema") and Mr. William Hayes and Ms. Mary Fogarty ("the Owners") for the purchase of an Interest in Local Link Wellness, LLC ("Local Link" or "the Business") collectively referred to as the Parties.**

This Letter of Intent, if accepted will constitute the basis for the principle terms for an investment in Local Link by Ethema and the principles of Local Link's proposal for the provision of a comprehensive addiction treatment program to large employee groups.

1. Ethema will purchase a one third share of the ownership interest (the "Interest") in Local Link for the total sum of $400,000.00. The purchase price is to be paid over a period of time to be agreed upon by the Parties but in no event shall it be later than August 31, 2019.

2. The Parties agree to forthwith after signing this Letter of Intent, enter into a comprehensive Purchase and Sale agreement for the Interest and a management and shareholder agreement governing the operation of the Business (collectively "the Agreements"). The Agreements shall determine the agreed upon schedule of payments to be made for the purchase of the Interest.

3. Any funds advanced to Local Link prior to the completion of the Agreements will be used for the operations of Local Link for payments of past due invoices or future expenditures of the Business and must be agreed to by both Parties. The past due invoices may include invoices paid by the Owners for expenses incurred n the business and in the aggregate shall not exceed $150,000.00. Funds advanced to Local Link prior to completion of the Agreements shall be made as loans to the Business and will be made as short-term promissory notes. In the event that the Parties fail to enter into the Agreements by April 30, 2019, any funds advanced as short term promissory notes by Ethema shall be immediately due and payable and that the Owners pledge the assets of the Business to repayment of the notes in priority to all other claims or liabilities of the Business.

4. Upon the closing of the Agreements the Parties agree that any funds advanced to the

Business by any of the parties shall no longer be treated as loans, and shall be converted to paid up capital, such that there shall be no liabilities of the Business other than normal trade payables.

5. The Parties agree to immediately work jointly on any proposals submitted by Local Link to any employee group for comprehensive addiction treatment plans or workplace safety plans designed for preventative action involving substance use in the workplace.

6. The current owners of the Businesses shall make available to Ethema all of the books and records of the Business and the financial statements and tax returns for the past two years. Ethema acknowledges that it has received certain financial information about the Business by email dated February 18, 2019 from Mr. William Hayes.

7. In consideration of the expenditure of time, effort and money to be undertaken by Ethema following the acceptance of this Letter of Intent by the Owners, the Owners from and after the date hereof until the signing of the Agreements, will not, and shall not permit, to the extent to which it has control or to the extent legally possible, any officer, director, shareholder, affiliate, agent, representative or other person acting on its or their behalf to, directly or indirectly, continue, entertain, solicit or enter into any discussions, offers, agreements or negotiations with any other person (whether solicited or unsolicited), with respect to any transaction outlined in this Letter of Intent or the purchase and sale similar to the transaction or any sale of shares or change of control in Businesses, or sale of all or a material portion of the assets of the Business, any joint venture relating to the Business or management of the Business, and shall suspend any existing activities or discussions with any parties other than Ethema and its representatives relating to any such transaction. In further consideration for this condition Ethema shall loan to Local Link $150,000.00 prior to March 31, 2019 as per the conditions outlined above and loan shall be made in tranches beginning in the last week of February 2019. Assuming the initial loan has been made and the Agreements have been signed on or before April 30, 2019 then the balance of payments for the investment will be made at a minimum of $50,000 per month until the total investment has been funded.

8. This letter sets out our intentions as to the principal terms and conditions upon which the proposed transaction would be completed and is a legally non-binding obligation of the parties, except for those obligations of the Owners and Ethema described in Paragraph 7.

Sincerely,

**Ethema Health Corporation**

______________________________

Shawn Leon, President

Accepted this 25 day of February, 2019

**William Hayes**

______________________________

**Mary Fogarty**

______________________________